EXHIBIT 23.1


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 28, 2005, except for Notes 13 and 25, which are as of December 28, 2005, relating to the consolidated financial statements of The PNC Financial Services Group, Inc. as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004, and our report dated February 28, 2005 on management's report on the effectiveness of internal control over financial reporting as of December 31, 2004, appearing in the Current Report on Form 8-K filed by The PNC Financial Services Group, Inc. on December 28, 2005, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania
December 28, 2005